Exhibit 99.1

August 27, 2019

Dear Shareholder:

It seems weekly economic headlines in the news media vacillate widely from euphoria to panic.   Nevertheless, the U. S. economy has officially entered the longest expansion in its history.  During this period of prosperity however, numerous community banks in the Carolinas gave up and sold out.  Our response was to take on the challenge of keeping your company relevant and competitive.  That meant taking on major new initiatives and investments in order to grow your bank to achieve the scale necessary to be exceptional, not just a survivor.  To achieve this, the bank had to bear substantial but short-term expenses associated with this strategy, confident that a strong economic environment would provide a precious window of opportunity.  We are beginning to see this strategy pay off.

Our results from last year were strong but, so far, 2019 is well ahead of 2018.  Net Income Available to Common Shareholders after dividends for second quarter 2019 was $811,000, compared to $326,000 reported for the same quarter 2018, an increase of 149%.  Earnings for the second quarter 2019 were $0.11 per share compared to $0.04 per share in second quarter 2018.

Year-to-date Net Income Available to Common Shareholders was at $1,361,000 compared to $417,000 reported for year-to-date 2018 – more than a threefold increase.  Your company reported total assets of $627 million for the quarter ending June 30, 2019.  The book value of your stock (adjusted for dividends) has increased from $4.59 in 2018 to $5.29 for same period ending June 30, 2019.   A good portion of the $0.70 per share change in book value is due to the large swing from unrealized losses to unrealized gains in the bank’s bond portfolio reflecting the recent decline in interest rates.

Our strategic business units in the area of home lending and SBA guaranteed loans continue to develop.  Despite recent market volatility and geopolitical uncertainty, our wealth management division, Uwharrie Investment Advisors, has performed strongly in 2019, launching several new product and services offerings, cultivating new client relationships and expanding its presence in the ever growing Charlotte market, to name a few of its accomplishments. The conversion expenses related to a new core bank processing system incurred in 2017/2018 that will carry us into the future is now behind us.   And finally, the growth and development of our new Charlotte Office is already starting to pay off.

The financial results of the second quarter and year-to-date 2019 reflect these positive growth developments.

“Steady as she goes” is the order from a helmsman to keep the ship heading steadily on the same course regardless of gusts of wind or cross-currents.  Your management is giving the same directive to our team as we make progress toward our strategic goals in 2019 and beyond with our current course of action.

We are pleased to be able to report to you on the progress being made by your company.  Please remember to look for opportunities to refer your company to your family, friends and associates.

Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2019	2018

Assets
Cash and due from banks	$5,314	$7,505
Interest-earning deposits with banks	107,544	91,520
Securities available for sale	87,741	90,429
Securities held to maturity (fair value $10,704 and $11,002, respectively)	10,639	11,118
Loans held for sale	2,517	5,292
Loans held for investment	374,566	370,577
Less: Allowance for loan losses	2,179	2,583
Net loans held for investment	372,387	367,994
Interest receivable	1,733	1,714
Premises and equipment, net	16,823	15,064
Restricted stock	1,144	1,094
Bank-owned life insurance	8,726	8,613
Other real estate owned	686	1,439
Other assets	12,109	12,453
Total assets	$627,363	$614,235

Liabilities
Deposits:
Demand, noninterest-bearing	$148,930	$133,924
Interest checking and money market accounts	237,723	307,736
Savings accounts	56,782	49,804
Time deposits, $250,000 and over	57,759	7,633
Other time deposits	55,722	51,556
Total deposits	556,916	550,653
Interest payable	47	149
Short-term borrowed funds	839	1,522
Long-term debt	9,974	9,534
Other liabilities	11,534	8,452
Total liabilities	579,310	570,310

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,072,062 and 7,100,749 shares, respectively.
Book value per share $5.29 in 2019 and $4.59 in 2018 (1)	8,840	8,876
Additional paid-in capital	12,683	12,762
Undivided profits	15,782	13,699
Accumulated other comprehensive income (loss)	93	(2,066)
Total Uwharrie Capital Corp shareholders' equity	37,398	33,271
Noncontrolling interest	10,655	10,654
Total shareholders' equity	48,053	43,925
Total liabilities and shareholders' equity	$627,363	$614,235

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2018.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2019	2018	2019	2018

Interest Income
Interest and fees on loans	$4,735	$4,469	$9,402	$8,725
Interest on investment securities	490	484	986	995
Interest-earning deposits with banks and federal funds sold	687	365	1,480	642
Total interest income	5,912	5,318	11,868	10,362

Interest Expense
Interest paid on deposits	762	269	1,359	486
Interest paid on borrowed funds	146	142	293	280
Total interest expense	908	411	1,652	766

Net Interest Income	5,004	4,907	10,216	9,596
Provision for (recovery of) loan losses	(315)	38	(428)	116
Net interest income after provision for (recovery of)
for loan losses	5,319	4,869	10,644	9,480

Noninterest Income
Service charges on deposit accounts	341	290	668	573
Interchange and card transaction fees	204	144	398	286
Other service fees and commissions	573	652	1,329	1,290
Income from mortgage loan sales	1,087	869	1,579	1,531
Other income	2	216	(19)	385
Total noninterest income	2,207	2,171	3,955	4,065

Noninterest Expense
Salaries and employee benefits	4,252	4,121	8,385	8,067
Occupancy expense	418	396	823	760
Equipment expense	183	165	359	335
Data processing	172	283	394	533
Other operating expenses	1,273	1,530	2,537	3,013
Total noninterest expense	6,298	6,495	12,498	12,708

Income before income taxes	1,228	545	2,101	837
Provision for income taxes	277	78	460	136
Net Income	$951	$467	$1,641	$701

Consolidated net income	$951	$467	$1,641	$701
Less: Net income attributable to noncontrolling interest	(140)	(141)	(280)	(284)
Net income attributable to Uwharrie Capital Corp and common shareholders	$811	$326	$1,361	$417
Net Income Per Common Share (1)
Basic	$0.11	$0.04	$0.19	$0.06
Assuming dilution	$0.11	$0.04	$0.19	$0.06
Weighted Average Common Shares Outstanding (1)
Basic	7,095,756	7,249,390	7,110,578	7,251,978
Assuming dilution	7,095,756	7,249,390	7,110,578	7,251,978